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                                                                    EXHIBIT 12.2

Gables Realty Limited Partnership
Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred
  Dividends
Dollars in thousands

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
                                                 Nine months
                                                   ended               Years ended December 31,
                                                  September 30, --------------------------------------------
                                                      2000   1999       1998      1997     1996     1995
                                                  ----------------------------------------------------------
Net income before gain on sale of
  real estate assets, loss on treasury
  locks and extraordinary items                   $33,424   $ 44,085   $40,819   $31,931   $27,541   $18,369
                                                  ----------------------------------------------------------

Plus Fixed Charges and Preferred Dividends:
  Interest expense                                 32,364     42,436    38,519    24,804    21,112    13,088
  Credit enhancement fees                           1,403      1,823     1,455       509       576       710
  Interest capitalized                              6,598      7,725     8,737     5,161     4,373     7,481
  Loan cost amortization expense                      680        919       984       992     1,348       932
  Loan cost amortization capitalized                  158        192       227       182       285     1,508
  Preferred dividends                              10,562     14,083    10,252     4,163         0         0
                                                  ----------------------------------------------------------

Total Fixed Charges and Preferred Dividends (1)   $51,765   $ 67,178   $60,174   $35,811   $27,694   $23,719

Less:
Interest capitalized                                6,598      7,725     8,737     5,161     4,373     7,481
Loan cost amortization capitalized                    158        192       227       182       285     1,508
                                                  ----------------------------------------------------------

Adjusted Earnings (2)                             $78,433   $103,346   $92,029   $62,399   $50,577   $33,099
                                                  ----------------------------------------------------------

Ratio (2 divided by 1)                              1.52x      1.54x     1.53x     1.74x     1.83x     1.40x
                                                  ==========================================================
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